Exhibit 2.01
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of the 18th day of December, 2009 (the “Effective Date”) by and between Argonaut Insurance Company (“Seller”) and Patriot National Insurance Group, Inc. (“Buyer”).
RECITALS
     1. Seller is a corporation organized under the laws of the State of Illinois with its principal executive offices located at 10101 Reunion Place, San Antonio, Texas.
     2. Buyer is a corporation organized under the laws of the State of Delaware with its principal executive offices located at 401 E. Las Olas Boulevard, Ft. Lauderdale, Florida.
     3. Seller is the beneficial and record owner of one million (1,000,000) shares of common stock, $2.00 par value (the “Common Stock”), of Argonaut-Southwest Insurance Company (the “Company”), which shares represent one hundred percent (100%) of the issued and outstanding capital stock (the “Stock”) of the Company.
     4. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Stock, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I — DEFINITIONS
          The following terms shall have the respective meanings set forth below throughout this Agreement:
     “AAA Rules” has the meaning set forth in Section 10.8.
     “Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Annual Financial Statements” has the meaning set forth in Section 3.11.
     “Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations, or orders issued by any governmental authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.
     “Asserted Liability” has the meaning set forth in Section 9.4.

     “Basket” has the meaning set forth in Section 9.3.
     “Books and Records” means all records, documents, databases, administrative records, claim records, policy files, sales records, files and records relating to regulatory matters or correspondence with regulatory authorities, reinsurance records, underwriting records, accounting records and all other records, data and information (in whatever form maintained) in the possession or control of the Company relating exclusively to the conduct of the Company’s business as currently conducted, but excluding any such books and records that are subject to the attorney-client or any other privilege or to the work product doctrine.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.
     “Buyer” has the meaning set forth in the Recitals of this Agreement.
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.1.
     “Capital and Surplus” shall mean the net admitted assets of the Company minus the total liabilities of the Company.
     “Claims Notice” has the meaning set forth in Section 9.4.
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Code” has the meaning set forth in Section 3.16.
     “Company” has the meaning set forth in the Recitals of this Agreement.
     “Common Stock” has the meaning set forth in the Recitals of this Agreement.
     “Confidentiality Agreement” has the meaning set forth in Section 5.12.
     “Consolidated Returns” has the meaning set forth in Section 3.16.
     “Contract” means a contract, agreement, guarantee, commitment, indenture, note, bond, mortgage, non-governmental license or assignment, whether written or oral.
     “Effective Date” has the meaning set forth in the preamble of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.
     “FOIR” means the Florida Office of Insurance Regulation.
     “IDOI” means the Illinois Department of Insurance.
     “Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

     “Invested Assets” has the meaning given such term in Section 3.22.
     “Knowledge” means (i) with respect to the knowledge of the Seller, the actual knowledge of the individuals listed on Schedule 1.01(a), and (ii) with respect to the knowledge of the Buyer, the actual knowledge of the individuals listed on Schedule 1.01(b).
     “Lien” means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title.
     “Losses” has the meaning set forth in Section 9.1.
     “Material Adverse Effect” with respect to a Person means (unless otherwise indicated) any circumstance, change in, or effect on the business and affairs of such Person that (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, results of operations, or financial condition of such Person, or (ii) would reasonably be expected to prevent or materially delay the performance by such Person of its obligations hereunder or the consummation of the transactions contemplated hereby.
     “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Required Consent” has the meaning set forth in Section 3.21.
     “SAP” means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the applicable states where the Company is licensed to transact insurance.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the Recitals of this Agreement.
     “Seller Indemnified Parties” has the meaning set forth in Section 9.2.
     “Stock” has the meaning set forth in the Recitals of this Agreement.
     “Straddle Period” has the meaning set forth in Section 5.3.
     “Subsidiary” means any corporation, partnership, joint venture or other legal entity in which the person or entity directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner.
     “Taxes” (or “Tax” as the context may require) mean (i) all federal, state, county, local, foreign and other taxes (including, without limitation, income, payroll and employee withholding, unemployment insurance, social security, premium (or similar taxes based on premiums), license, transfer, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital and property taxes and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing arrangement or Tax indemnity arrangement.
     “Trademarks” means all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, domain names, logos and designs owned by the Company and used in connection with the conduct of the business as currently conducted by the Company, together with the goodwill associated therewith, together with any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringement or misappropriation thereof.
     “YTD Financial Statements” has the meaning set forth in Section 3.11.
     “YTD Statement Date” has the meaning set forth in Section 3.11.
ARTICLE II — PURCHASE AND SALE OF STOCK
     2.1 Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver the Stock and all rights and title thereto to Buyer at the Closing, and Buyer shall purchase, acquire and accept the Stock from Seller at the Closing for the Purchase Price set forth in Section 2.2 hereof.
     2.2 Purchase Price. As consideration for the purchase of the Stock, at the Closing (defined below) the Buyer shall pay to Seller an amount in cash equal to $17,189,952.00, which equals $1,200,000.00 plus $15,989,952.00, the latter figure being the statutory Capital and Surplus of the Company (identified on Line 35 of the Company’s statutory financial statements as “Surplus as regards policyholders”) as of September 30, 2009, as adjusted to reflect the elimination of the $507,006.00 deferred tax liability prior to Closing, as disclosed in Schedule 3.18.
     2.3 Time, Date and Place of Closing. The transactions which are the subject of this Agreement shall be closed (the “Closing”) on the first Business Day after the date on which all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (other than conditions which by their terms are to be satisfied at the Closing); or on such other date and time as the parties shall mutually agree in writing (the “Closing Date”). The Closing shall take place via electronic exchanges of closing documents, followed by overnight delivery of originals and wet signature documents to the respective parties.
ARTICLE III — SELLER’S REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer as of the date of this Agreement, as well as of the Closing Date, as follows, subject to the exceptions set forth in the Company Disclosure Schedules referenced in the following representations and warranties, and except for non-material changes to the Company Disclosure Schedules that are disclosed by the Company or the Seller to the Buyer not less than five (5) days before Closing:

     3.1 Organization of Seller and the Company. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to loan, lease and operate its properties, whether real, personal or mixed property, and whether tangible or intangible, and to conduct its business as currently being conducted. Seller has heretofore delivered to the Buyer true and complete copies of the Articles of Incorporation (or other charter or organization documents), including all amendments thereto, and Bylaws, as currently in effect, of the Company. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its properties makes such a qualification necessary, except in such instances where the failure to be so qualified or in good standing would not result in a Material Adverse Effect.
     3.2 Authority. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and properly authorized by all necessary corporate action in accordance with the Articles of Incorporation and Bylaws of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement and the other agreements and instruments to be executed, delivered and performed by Seller in connection with the transactions contemplated hereby, have been duly executed and delivered by the Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against the Seller, in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding of law or equity).
     3.3 No Conflicts. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement nor the performance by Seller of any of its obligations hereunder will: (a) conflict with or result in the breach of, or constitute a default under, the Articles of Incorporation or the Bylaws of the Seller or the Company or of any Contract to which the Company or Seller is a party or by which the Company, Seller, or any property or assets of the Company or Seller may be bound or affected where the conflict, breach or default thereunder would result in a Material Adverse Effect; (b) create or impose any Lien on any of the assets of the Company; or (c) violate or be in conflict with any Applicable Law, the violation or conflict of which would constitute a Material Adverse Effect.
     3.4 Capitalization of the Company. The authorized capital stock of the Company consists solely of one million (1,000,000) shares of common stock, $2.00 par value per share, 1,000,000 of which are now validly issued and outstanding, fully paid, nonassessable and free of preemptive and rescission rights of any kind. Except for the rights of Buyer with respect to the Stock provided for herein, there are no outstanding options, subscriptions, contracts, agreements, arrangements, warrants or other rights, written or oral, to purchase or otherwise acquire any of the Stock or any other capital stock of the Company, or securities convertible into or exchangeable for, any of the Stock or any other capital stock of the Company. No Person has any right to any payment or consideration with respect to any ownership or other claim relating to the Stock or any other capital stock of the Company except for Seller. Except for the rights of

Buyer with respect to the Stock provided for herein, neither Seller nor the Company has made any commitment relating to the issuance, voting, sale or disposition of any of the Stock or any other capital stock of the Company, or any such warrants, options, subscriptions, contracts, agreements, arrangements, rights, convertible or exchangeable securities, or evidences of indebtedness of the Company.
     3.5 Ownership of Stock of the Company. All of the Stock is owned of record and beneficially by Seller, free and clear of all Liens. No Person has any rights by way of stock option, convertible security, subscription, warrant, contract or other agreement or arrangement, written or oral, to purchase or acquire any capital stock of the Company. Seller has full right, power and authority to transfer the Stock to Buyer and upon Closing, Buyer will receive good and marketable title to the Stock free and clear of all Liens. The Company has not issued or entered into any note, loan, subordinated debenture, surplus debenture, debt security or other agreement, document or instrument evidencing indebtedness for borrowed money which remains unpaid as of the date hereof, that affects Seller’s ownership of the Stock or Seller’s authority to transfer the Stock to Buyer upon Closing.
     3.6 Corporate Records. The minute books and stock record books of the Company which have been made available for Buyer’s review are complete and correct in all material respects and set forth all material actions of the Board of Directors, committees of the Board of Directors and the shareholders of the Company (in the case of the minute book) and a record of all stock issuances and transfers (in the case of the stock record book), through the Closing Date.
     3.7 Officers and Directors. Schedule 3.7 attached hereto sets forth the name and office of every current officer and director of the Company.
     3.8 Compliance with Applicable Laws. Except as described on Schedule 3.8, (i) the Company has complied, in all material respects, with all Applicable Laws and (ii) to Seller’s Knowledge, has not received notice of any alleged violation of any Applicable Law.
     3.9 Contracts. Except as described on Schedule 3.9(a) the Company is not a party to, nor does it have any obligations under, nor are any of its assets bound by, any contract, agreement, relationship or commitment, whether written or oral, including, without limitation, agreements relating to the hiring of agents, brokers, producers, representatives or other independent contractors; reinsurance agreements; service contracts; claims adjustment service contracts; agreements regarding the sale of insurance products or services; bonus or incentives, deferred compensation, group insurance and other employee benefit plans or arrangements; leases or other contracts relating to real or personal property; loan agreements, security agreements, conditional sale or title retention agreements or other instruments relating to financing; managing general agency agreements; contracts for the purchase or sale of materials, supplies or equipment; contracts for the purchase, acquisition, sale or disposition of any assets of the Company or the grant to any Person of any option or preferential rights to purchase any assets of Company; contracts relating to licenses of Trademarks; employment agreements; contracts with any officers, directors or Affiliates of the Company or of the Seller. Schedule 3.9(b) is a true and complete list of all insurance policies and settlement agreements made in connection with insurance claims, copies of which have been, or will be made available to Buyer for inspection prior to Closing and which are all such policies and settlement agreements to which the Company is a party or bound. Seller has furnished Buyer a true and accurate copy of each written contract and a true and accurate summary of each such oral agreement listed on Schedule 3.9(a).
     3.10 Real Estate. The Company neither owns nor leases any real estate.
     3.11 Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the Company’s unaudited balance sheet as of September 30, 2009 (the “YTD Statement Date”) and unaudited statements of revenues and expenses for the 9-month period ending on the YTD Statement Date (the “YTD Financial Statements”) and the Company’s audited annual statements for calendar years ended December 31, 2007 and December 31, 2008 (the “Annual Financial Statements”). The YTD Financial Statements and the Annual Financial Statements present fairly, in all material respects, admitted assets, liabilities, Capital and Surplus, results of its operations and cash flows of the Company as of the dates and for the periods indicated, determined in conformity with SAP applied on a basis consistent with prior periods. Except as shown in the YTD Financial Statements and the Annual Financial Statements, the Company did not as of the respective dates of the Annual Financial Statements and the YTD Financial Statements have any liabilities or obligations which, in conformity with SAP applied on a basis consistent with prior periods, would have been required to be disclosed or provided for in either the YTD Financial Statements or the Annual Financial Statements. The Annual Financial Statements comply in all material respects with all Applicable Laws, and were and are complete and correct in all material respects when filed. As of the date of the Closing the Company will have no liabilities or obligations or any kind or nature, whether known or unknown as of such date, which have not been fully reserved and provided for in the YTD Financial Statements.
     3.12 Reinsurance Protection. All liabilities of the Company with respect to past and future claims or losses (including loss adjustment expenses) under all insurance contracts issued by the Company at any time, as well as any extracontractual liabilities arising from such claims or losses, whether based in tort, contract, statute or any other legal theory, are fully reinsured on a 100 percent quota share basis by the Seller, and as a result the Company has no net unreinsured liability arising from such past or future claims or losses.
     3.13 Absence of Changes.
          (a) Since the YTD Statement Date, there has not been any material change in the financial condition or in the results of operations, business, properties or assets of the Company.
          (b) Except as set forth in Schedule 3.13 and except for the discharge of liabilities and distribution of capital incident to the Company’s winding up activities, since the YTD Statement Date, the Company has operated its business only in the ordinary course of business consistent with past practice and has not:
               (i) amended its Certificate or Articles of Incorporation, Bylaws or other charter or organizational document, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock;

               (ii) issued or sold any capital stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, including, without limitation, any stock appreciation rights, options, warrants, calls or any other rights of any kind to purchase or otherwise receive an equity interest;
               (iii) made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind;
               (iv) incurred any indebtedness for borrowed money or entered into any commitment to borrow money or guarantee any liability for borrowed money;
               (v) made any change in its accounting or reserving methods or practices;
               (vi) allowed the creation of any Lien on any of its tangible or intangible assets or property, or any sale, transfer, assignment, lease or abandonment of any interest in any of its tangible or intangible assets or property, other than sales, transfers, assignments and leases in the ordinary course of business consistent with past practice;
               (vii) entered into any contract, commitment or transaction resulting in the imposition of liabilities or obligations not fully reserved and provided for in the YTD Financial Statements;
               (viii) made any acquisition of all or any substantial part of the assets, properties, securities or business of any other Person;
               (ix) increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, directors, employees, consultants, agents or other representatives; or
               (x) entered into any contract, commitment or transaction to do any of the foregoing.
     3.14 Employee Benefit Plans. The Company has no employees or employee benefit plans. The Company is not required to have or maintain any such employee benefit plan, nor is the Company subject to any ERISA requirements or subject to liability pursuant to any ERISA requirements.
     3.15 Labor Matters.
          (a) There are no employment agreements, collective bargaining agreements, union contracts or similar types of agreements (including, without limitation, any side letters) to which the Company is a party to or by which the Company is bound or covered.
          (c) There has been no strike or union organizational activity or any allegation, charge or complaint of employment discrimination, unfair labor practice or other similar occurrence, nor are any such occurrences pending or, to the Seller’s Knowledge, threatened against the Company.
          (d) No present or former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for (i) overtime pay; (ii) wages or salary; (iii) vacation time off or pay in lieu of vacation time off; or (iv) any material violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. Except as described in Schedule 3.15, no person or party (including, but not limited to, governmental agencies of any kind) has filed, or to the Knowledge of Seller has threatened to file, any claim against the Company under or arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices. As of the date of the Closing, the Company will have no obligation or liability with respect to any employees or former employees of the Company, financial or otherwise, with respect to any employee benefit plan, pension or retirement plan, bonus plan or deferred compensation arrangement maintained by the Company or covering any employee or former employee of the Company.
     3.16 Tax Returns. Other than Tax returns and reports for which the failure to file would not result in a Material Adverse Effect, through the Effective Date the Company has filed all federal, state, county, local and foreign Tax returns and reports which it is required to file under Applicable Law, whether for itself or in consolidation with Affiliates, and solely with respect to the Company, such returns and reports are correct and complete, in all material respects, and timely filed (including any applicable filing extensions). Solely with respect to the Company, as of the Effective Date, the Company has paid all Taxes which have become due pursuant to such returns or reports or pursuant to any assessment received with respect thereto. The Company has paid for all premium Taxes which are owed or estimated to be owed by the Company and as of the Effective Date is current with respect to all premium Tax returns and Tax payments in all states of operation. The Seller’s parent files consolidated federal income Tax returns and certain consolidated and unitary state income Tax returns (collectively, the “Consolidated Returns”) which include the Company and other Affiliates and such Consolidated Returns are the subject of frequent audits; however, to Seller’s Knowledge, there are no threatened actions, proceedings or investigations by any governmental authority with respect to any separate Tax returns filed solely by the Company or any income, loss or deduction items of the Company reported on the Consolidated Returns which could have a Material Adverse Effect on the Company. With respect to any period of time through Closing for which Tax returns or reports have not yet been filed, or for which Taxes are not yet due or owing, the Seller has established or has caused the Company to establish adequate reserves for all liabilities for Taxes relating to the Company which are accrued but not yet due and payable. The Company has made all payments of estimated Taxes required to be made by the Company through the Effective Date under Applicable Law. No penalties or other charges are due with respect to the late filing of any Tax return of the Company required to be filed on or before the Effective Date. There is no Lien for Taxes (other than for Taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, outstanding against the Company’s assets, properties or business. Neither the Company nor the Seller has ever made an election pursuant to Section 1362 or Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as a Subchapter S corporation or a collapsible corporation. Through the Closing Date, the Company’s net operating losses for federal income tax purposes as set forth in the Annual Financial Statements are not subject to any limitations imposed by Section 382 of the Code.
     3.17 Personal Property. Attached hereto as Schedule 3.17 is a true, correct and complete list and description of all personal property owned or leased by Company. The Company has good and marketable title to all of its personal property free and clear of any Lien.
     3.18 Legal Proceedings. Attached hereto as Schedule 3.18 is a true, correct and complete list of currently open insurance policy claims incurred in the regular course of the business, and all other such claims incurred under or related to any insurance or reinsurance policy written or assumed by the Company as of the date hereof, with respect to which the combined case and loss adjustment expense reserve for each such claim currently exceeds $25,000, and other than such claims there is no claim, suit, action, arbitration proceeding, or investigation pending or, to Seller’s Knowledge, threatened against the Company or to which the Company is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality or before any arbitration panel; nor to Seller’s Knowledge is there any basis for any such claim, suit, action, proceeding, or investigation. The Company is not bound by or subject to any order, judgment, injunction, award or decree of any court, governmental or regulatory body, or arbitration tribunal which has had or is reasonably likely to have a Material Adverse Effect.
     3.19 Authorizations and Certificates of Authority. The Company possesses all authorizations and certificates of authority necessary for the conduct of its business as currently conducted. Schedule 3.19 sets forth a true and complete list of all such authorizations and certificates of authority and the jurisdictions to which they apply, identifying all authorized lines of insurance in such jurisdictions. All such authorizations and certificates of authority are valid and in full force and effect. Except as disclosed on Schedule 3.19, there is no action, proceeding, inquiry or investigation pending or, to Seller’s Knowledge, threatened for the suspension, modification, limitation, cancellation, revocation or non-renewal of any such certificate of authority and the Seller has no Knowledge of any existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, modification, limitation, cancellation, revocation or non-renewal of any such certificate of authority. The Company is not engaged in any insurance business in any jurisdiction in which it is not duly authorized or qualified to transact such business.
     3.20 Bank Accounts and Deposits. Attached hereto as Schedule 3.20 is a true, accurate and complete list of (i) each bank, or other financial institution in which the Company has an account or safe deposit box, the number of each such account or box, a list of all assets held in each account or box and the names of all persons authorized to draw thereon, give instructions with respect thereto or to have access thereto; and (ii) any account or deposit maintained with the IDOI or any other federal or state governmental entity. The deposits listed in Schedule 3.20 are the only deposits required by statute, regulation, bulletin, or otherwise, in any state where the Company is licensed to transact business, and such deposits are in an amount equal to or greater than the amount of any applicable required deposit.
     3.21 Required Consents. Schedule 3.21 sets forth a complete and accurate list and description of each registration, filing, application, notice, transfer, consent, approval, court order, qualification or waiver (each a “Required Consent”, collectively “Required Consents”)

that to the Seller’s Knowledge is required to be obtained by Seller or the Company by virtue of the execution of this Agreement or the consummation of the transactions contemplated herein to prevent the possibility of a termination, breach or impairment of any contract, reinsurance or other agreement disclosed or referred to in any schedule hereto or to continue after Closing the agreements of the reinsurers to provide reinsurance to the Company. The Company is not commercially domiciled in California, Texas or any other state where being commercially domiciled would require compliance by the Company or any potential acquirer of the Company with such state’s insurance holding company laws.
     3.22 Investments. The Company is in possession of all certificates or other documentation evidencing ownership of the “Invested Assets” (which shall be defined as those assets of the Company listed in the YTD Financial Statements) and has good and marketable title, free and clear of all Liens, to all of the Invested Assets. None of the Invested Assets is in default in the payment of principal, interest or dividends, and all Invested Assets substantially comply with the investment guidelines adopted by the Company and all insurance laws and regulations of each of the jurisdictions to which the Company is subject thereto. Schedule 3.22 sets forth all amounts deposited by the Company for the benefit of policyholders as required by regulatory authorities.
     3.23 Regulatory Filings. Except as may be required for the transactions contemplated by this Agreement, the Company has duly filed with all appropriate governmental authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents, filings, registrations and reports including, without limitation, any filings required under any state’s insurance holding company system act. All such statements, documents, filings, registrations and reports were in compliance in all material respects with all Applicable Law when filed, and there are no material omissions therefrom. Except as set forth in Schedule 3.23, there is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to Seller’s Knowledge, threatened by any governmental authority relating to the Company. Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending or, to Seller’s Knowledge, threatened against the Company by any state insurance guaranty association in connection with that association’s fund relating to insolvent insurers.
     3.24 Agents and Producers. Schedule 3.24 lists all agents, brokers, producers, managing general agents, underwriting managers and other Persons through whom Company has written or sold any insurance, reinsurance or retrocessional coverage since January 1, 2007. All Persons listed on Schedule 3.24 are, and at all relevant times were, duly licensed and, where applicable, appointed to act as agents, brokers, producers, managing general agents or underwriting managers in the jurisdictions where they engage in such activities. Except as set forth in Schedule 3.24, there are no laws or contracts which prohibit the termination of any appointment or agreement with such Persons other than the sending of written notice without cause by the Company of ninety (90) days or less.
     3.25 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of Seller or the Company, nor is any Person claiming to have been engaged by Seller or the Company entitled to any brokerage, finders or other fee, compensation or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV — BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller as of the date of this Agreement as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
     4.2 Authority, Validity and Enforceability. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by the Buyer have been duly and properly authorized by all necessary corporate action in accordance with applicable law and with the Articles of Incorporation and Bylaws of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement and the other agreements and instruments to be executed, delivered and performed by Buyer in connection with the transactions contemplated hereby, have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding of law or equity).
     4.3 Required Consents. Schedule 4.3 sets forth a complete and accurate list and description of each registration, filing, application, notice, transfer, consent, approval, court order, qualification or waiver (each a “Required Consent”, collectively “Required Consents”) that to the Buyer’s Knowledge is required to be obtained by Buyer or the Company by virtue of the execution of this Agreement or the consummation of the transactions contemplated herein.
     4.4 Transaction not a Breach. Neither the execution and delivery of this Agreement nor its performance by Buyer will conflict with or result in a breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer, or any contract, agreement, mortgage or other instrument or obligation of any nature to which Buyer is a party or by which Buyer is bound, and except for the approval of the FOIR which Buyer must obtain, neither the execution and delivery of this Agreement nor its performance by Buyer will contravene or violate any statute or any judicial or governmental regulation, order, injunction, judgment or decree, or require the approval, consent or permission of any governmental or regulatory body or authority.
     4.5 Investment Intent. The Stock will be acquired by the Buyer for its own account without a view to a distribution or resale thereof, it being understood that the Buyer shall have the right to sell or otherwise dispose of any of the Stock pursuant to a registration or an exemption therefrom under the Securities Act and any applicable state securities law.
     4.6 Litigation. There are no actions, causes of action, proceedings, claims at law or equity pending or, to the knowledge of Buyer, threatened against or involving Buyer or any of its

Affiliates which relates to this Agreement or any of the transactions contemplated hereby or which would have a Material Adverse Effect.
     4.7 No Brokers. No broker, finder or investment banker retained or engaged on behalf of Buyer or any of its Affiliates, nor any Person claiming to have been engaged by Buyer or any of its Affiliates, is entitled to any brokerage, finders or other fee, compensation or commission in connection with the transactions contemplated by this Agreement.
     4.8. Availability of Funds. Subject to the satisfaction of the condition set forth in Section 6.1(h) below, Buyer will have available, and will possess on the Closing Date, sufficient and readily available cash and cash equivalents to enable Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in the preceding sentence, Buyer may secure necessary financing for the purposes of purchasing Company.
     No bankruptcy proceedings are pending or contemplated by or, to the Knowledge of Buyer, threatened against Buyer. Buyer is not insolvent, and the execution of this Agreement, and the consummation of the transactions contemplated hereunder, will not render Buyer insolvent.
ARTICLE V — OTHER AGREEMENTS
     5.1 Inspection. Seller shall allow the Buyer and its authorized representatives or designees access at reasonable times after the date hereof, and prior to the Closing Date, to all of the properties and records of the Company, and shall furnish Buyer and its authorized representatives or designees such access to the properties and records of the Company, as will allow Buyer to obtain requested information and to make preparations for the continued post-closing operation of the business of the Company. The Seller will reasonably cause the officers and employees of Seller or its Affiliates, having any knowledge concerning the operation of the business of the Company, to cooperate in connection with any such requests and examinations and to make disclosure to Buyer and its representatives of all reasonably requested facts, information and documentation regarding the condition of the Company, and pertaining to the business of the Company. The Seller further agrees to cooperate with Buyer and request the auditors, actuaries, consultants, reinsurers, advisors, and other authorized representatives of the Company, to reasonably cooperate in connection with any such examination and to make disclosure to Buyer and its representatives of all requested work papers, studies, evaluations and facts regarding the condition of the Company, and of the business of the Company, all at Buyer’s cost and expense. All such examinations and investigations shall be conducted during normal business hours and without unreasonably interfering with the operations of the Company or any of its Affiliates. Notwithstanding the foregoing, Seller and its Affiliates shall not be required to disclose any information where disclosure would jeopardize any attorney-client privilege or contravene any law, rule or regulation.
     5.2 Operation of Business. Except for the discharge of liabilities and distribution of capital incident to the Company’s winding up activities and except as otherwise provided or disclosed herein, and except as required for compliance with any Applicable Laws, Seller will cause the Company, from the date of this Agreement until the Closing hereunder:

          (a) To maintain the status quo of the Company and not incur or make any commitment or incur any expenditures other than in the ordinary course of business;
          (b) To maintain the Invested Assets of the Company in securities of substantially the same quality, liquidity and duration as the Invested Assets as of the YTD Statement Date, except that Seller shall, prior to the Closing Date, cause the Company to liquidate its common stock investment in Facility Insurance Holding Corporation and any other equity investments held by the Company as of the YTD Statement Date and replace such securities with cash or other liquid non-equity investments having a statutory carrying value at least equal to the statutory carrying value of such securities as of the YTD Statement Date;
          (c) Not to change or amend the Articles of Incorporation or Bylaws of the Company or to appoint or elect any person as a director or officer who is not serving as such on the date hereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld;
          (d) Not to issue or sell, or to grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or to make any changes in its capital structure;
          (f) Not to organize any Subsidiary, acquire any capital stock or other equity securities of any other corporation, or acquire any equity or ownership interest in any business, and not to merge with, liquidate into or otherwise combine with any other Person;
          (g) To preserve the corporate existence and business organization of the Company intact;
          (h) To preserve and maintain in full force and effect, and in good standing, all certificates of authority of the Company and all licensure in effect as of the YTD Statement Date;
          (i) Not to obligate the Company to pay any employee compensation or benefits, or modify any compensation or benefit arrangements in any way that would increase the rights or accelerate the payments as a result of a change of control of the Company;
          (j) Not to incur any indebtedness for borrowed money, nor guarantee any obligation, nor permit or suffer any of its assets to be subject to any Lien;
          (k) Comply in all material respects with all laws, statutes, ordinances, rules and regulations of governmental authorities applicable to Company;
          (l) Perform in all material respects its obligations under all contracts and commitments to which it is a party or by or to which it is bound or subject;
          (m) Not to make any material change in any financial reporting, tax, accounting, actuarial or reserving methods or practices or in the Company’s investment guidelines;

          (n) Not to incur any liabilities or obligations of any nature that are not fully reserved and provided for in the YTD Financial Statements;
          (o) Not to issue or renew any insurance contracts, other than insurance contracts which the Company is legally obligated to renew or is obligated to issue based on outstanding binding commitments as of the date this Agreement is executed; or
          (p) Take any other action, or omit to do any act, that individually or in the aggregate would reasonably be likely to result in a Material Adverse Effect.
     5.3 Taxes.
          (a) Tax Returns. With respect to Tax returns that the Company is required to file on or prior to the Closing Date (including, without limitation, all federal, state and local returns for income, sales, use, property, intangible, premium, and franchise Taxes), Seller shall be responsible for preparing and filing such returns, and Seller shall be responsible for making any required Tax payments with respect to such returns. In addition, Seller shall pay any Taxes for the portion of the taxable period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”). The Buyer and the Company shall cooperate with the Seller to the extent reasonably necessary to prepare such Tax returns. The Buyer shall, or shall cause the Company to, file Tax returns (including, without limitation, all federal, state and local returns for income, sales, use, property, intangible, premium, and franchise Taxes) which include, and report the operations from, the Company for the taxable period beginning on the day following the Closing Date and for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”). With respect to Straddle Periods, (i) Buyer shall prepare the Tax returns in a manner which is materially consistent with the Company’s past practice, (ii) the Buyer shall provide the Seller with copies of such Tax returns to be filed by the Buyer at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto), (iii) no Tax return shall be filed without Seller’s prior written consent, and (iv) the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (but expressly excluding any business conducted or assets acquired by the Company after the Closing Date) and the amount of other Taxes of the Company for Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period (but expressly excluding any Taxes incurred as a result of business conducted or assets acquired by the Company after the Closing Date) multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period. If there is any disagreement between the Buyer and the Seller with respect to such Straddle Period Tax returns, the Seller’s determination shall control as long as it is reasonably consistent with the Company’s past practice.
          (b) Conduct of Tax Audits. Seller and Buyer agree to provide prompt notice of, and to cooperate with each other as reasonably necessary in connection with, any official Tax inquiry, Tax determination or Tax-related legal proceeding affecting a Tax liability of the Company (whether before or after the Closing Date) or in connection with a determination of any Tax liability or treatment (including the preparation of any Tax liability or treatment relating to the Company). Seller and Buyer shall make available to each other Party a reasonable amount of time, at no cost to such Party, of its employees and officers, together with documents, correspondence, reports and other materials relating solely to the Company and reasonably bearing on such Tax inquiry, examination, proceeding or determination of Tax liability or treatment, provided that Seller and Buyer (or Company after Closing) shall be reimbursed for any reasonable out-of-pocket expenses incurred in assisting another Party hereunder, which reimbursement shall be paid by the Party requesting the assistance within ten (10) Business Days of Seller, Company or Buyer, as applicable, providing the reimbursing Party written notice in reasonable detail of the amount and reason for such expenses (including but not limited to third party invoices, if any). With respect to any suit, action or proceeding (including any Tax audit) which relates to a Pre-Closing Tax Period or a Straddle Period, upon written notice to the Company, Seller shall have the right to control the defense of any such suit, action or proceeding in such manner as it reasonably may deem appropriate and will have authority to effect a compromise or settlement at such time and in such manner as Seller determines is reasonably necessary, provided, before effecting any compromise or settlement, Seller shall consult with the Buyer on the terms of the compromise or settlement.
          (c) Post-Closing Access for Tax Matters. After the Closing, the Seller and Buyer shall provide, and shall cause each of their Affiliates to provide, to the other party and its Affiliates such information (including access to books and records) relating to the Company as the Seller or Buyer may reasonably request in order to permit filing of any Tax return, the determination of any Tax liability or right to refund, and the conduct or defense of any audit, claim, suit, or other proceeding in respect of the Tax obligations of Company. The Buyer and Seller shall cooperate with each other as reasonably necessary in the conduct of any audit, claim, suit, or other proceeding involving the Company for any Tax purpose.
          (d) Post-Closing Tax Matters. If, after the Closing, a Tax audit or other proceeding relating to any Tax period ended prior to the Closing results in a refund of Taxes paid by Seller, then Seller shall be entitled to receive and retain such refund. If, after the Closing, a Tax audit or other proceeding relating to any Tax period ended prior to the Closing results in an assessment, liability or obligation for Taxes, fees, interest or penalties, then Seller shall be obligated to promptly pay and discharge all such assessments, liabilities and obligations and any and all liens, claims or encumbrances arising therefrom.
          (e) Survival of Obligations. Buyer’s and Seller’s agreements under this Section 5.3 shall survive the Closing of this Agreement.
     5.4 Closing Costs. The Buyer and Seller shall each bear its own costs and expenses in connection with the transactions contemplated hereby, including, but not limited to, the fees for Buyer’s and Seller’s respective attorneys. Buyer shall indemnify Seller and its Affiliates from any claim, loss, damage or expense incurred as a result of any demand for commissions, brokers’ fees or finders’ fees by any Person claiming to have been engaged by Buyer or any of its Affiliates. Seller shall indemnify Buyer and its Affiliates from any claim, loss, damage or expense incurred as a result of any demand for commissions, brokers’ fees or finders’ fees by any Person claiming to have been engaged by Seller or any of its Affiliates.
     5.5 Government Filings. Seller and Buyer shall, as soon as reasonably practicable after execution of this Agreement, and, as provided herein, as a condition to Closing make any and all filings required to be made by them with any and all governmental authorities in connection with the consummation of the transactions contemplated herein. Accordingly, and not in limitation of the preceding sentence, Buyer and Seller shall cooperate in filing, as soon as practicable after the execution of this Agreement (i) an application by the Company with the IDOI and the FOIR for the redomestication of the Company from Illinois to Florida; and (ii) an application by the Company with the FOIR for a certificate of authority to write all lines of insurance that the Company is writing in any state (the “Company Applications”). The Buyer agrees to bear all expenses reasonably incurred by either the Buyer, the Seller or the Company associated with the preparation and filing of the Company Applications. In addition, the Buyer will promptly file, as soon as practicable after the execution of this Agreement, at its expense, an application to acquire control of the Company with the FOIR, and shall provide a copy of the completed application to Seller prior to filing the application with the FOIR. Each party shall furnish the other party with any reasonably necessary information, certificates and other documents in a timely manner and shall cooperate with the other party in all ways reasonably necessary to effect any of the filings which are subject to this Section 5.5.
     5.6 Cooperation and Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties shall cooperate with the other and will cause their Affiliates to cooperate to the extent necessary to consummate the transactions contemplated by this Agreement. Each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
     5.7 Notification of Certain Matters. Each of the parties shall give prompt notice to the other of the occurrence or non-occurrence of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with our satisfied by it hereunder.
     5.8 Public Announcements. Each party shall notify the other prior to issuing any press release or making any public statement pertaining to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without obtaining the prior written approval of the other party hereto, except as required by Applicable Law or stock exchange rules, or except as may be disclosed in filings made with the Securities and Exchange Commission.
     5.9 No Solicitation. Seller and the Company agree that during the term of this Agreement, neither they nor their any of their respective representatives or employees will solicit or respond favorably to any solicitation from, or otherwise enter into negotiations or reach any agreement with, any Person regarding the merger, recapitalization, consolidation, the sale of all or substantially all the assets of the Company, or the sale of any of the Company’s capital stock.
     5.10 Intercompany Accounts; Pooling Agreements. Seller shall use its reasonable efforts to cause all intercompany amounts receivable or payable with respect to the Company (whether or not currently due or payable) to be settled in full without any premium or penalty at or prior to the Closing. All agreements with Affiliates, except for any reinsurance agreements covering business written by the Company, shall be terminated without any further liability or obligation thereunder to Company effective at or prior to the Closing.

     5.11 Reinsurance Arrangements. Except as otherwise provided or disclosed in this Agreement, between the date hereof and the Closing Date, Seller will not permit Company to enter into, terminate or breach any pooling, reinsurance, coinsurance, retrocession, underwriting management, or managing general agency agreement or any similar contract unless approved in writing by the Buyer.
     5.12 Confidentiality of Information and Documents. The Mutual Non-disclosure Agreement, dated October 26, 2009 between Buyer and Seller (the “Confidentiality Agreement,” attached hereto as Exhibit A) will remain in full force and effect in accordance with its terms and will apply to any information furnished pursuant to this Agreement.
     5.13 Assets of the Company. As of the Closing Date, the assets of the Company shall be of a type, form and quality to permit the Company to receive full credit, without limitation, reduction or restriction, for the fair market value thereof from all applicable regulatory authorities.
     5.14 Records. At or as soon as reasonably practicable after the Closing, Seller will deliver or cause to be delivered to Buyer any Books and Records of the Company of which Buyer does not already have copies.
     5.16 Transfer or Termination of In-Force Insurance Contracts. Seller hereby acknowledges that an integral part of Buyer’s strategy in acquiring the Company is that the Company will have no in-force insurance contracts as of the Closing Date. To that end, Seller agrees to take action as soon as possible after the execution of this Agreement to effect novations, commutations or transfers, via assumption reinsurance or other means, of all insurance contracts of the Company that are in force as of the Effective Date or may become in force after the Effective Date (due to the Company’s legal obligation to issue or renew such insurance contracts after the Effective Date) (such insurance contracts being referred to herein collectively as “Legacy Insurance Contracts”) such that the Seller or one of its Affiliates replaces the Company as the policy issuing insurer with respect to such contracts, or otherwise to cause the Company to cancel or non-renew such contracts as soon as practicable in accordance with all legal and regulatory requirements. To the extent all such novations are not complete by the Closing Date, the Seller agrees to continue to effect all such remaining novations as soon as possible after the Closing Date. Until such time as all Legacy Insurance Contracts of the Company are fully and completely novated, the Seller will continue to provide 100 percent indemnity reinsurance to the Company with respect to all such contracts, and will continue to perform on behalf of the Company all servicing with respect to such contracts, including premium collection, claim payment, and all other policy servicing responsibilities, and shall provide to Buyer and the Company all accounting and journal entry support to enable the Company to complete and timely file all financial statements and tax returns covering any period ending after the Closing Date. The Seller also agrees that it will continue to reinsure on a 100 percent indemnity reinsurance basis all other liabilities of the Company with respect to any and all insurance contracts issued by the Company at any time prior to the Closing Date (“Pre-Closing Liabilities”), and that it will not terminate such reinsurance at any time before or after the Closing Date. If at any time Seller’s AM Best rating falls below “A-,” Seller agrees that within 30 days thereafter it will procure, at its sole cost and expense, 100% indemnity reinsurance of the Company’s remaining Pre-Closing Liabilities with another reinsurer that carries an AM Best rating of at least “A-“, so that at all times the reinsurance provided to the Company with respect to its Pre-Closing Liabilities is provided by a carrier having an AM Best rating of at least “A-.”
     5.17 Responsibility for Preparation of Financial Statements and Regulatory Filings. The parties agree that Seller shall be responsible to prepare and file on behalf of the Company all financial statements and other regulatory filings and statements required with respect to any period ending on or prior to the Closing, regardless of whether such statements or filings are due to be filed prior to or after the Closing. Buyer agrees that the Company shall be responsible for preparing and filing all financial statements and other regulatory filings and statements with respect to any period ending after the Closing. The Buyer, Seller and Company mutually agree to cooperate and provide all commercially reasonable support and assistance to enable the responsible party to make such filings, including but not limited to accounting and journal entry support and access to books and records. All required accounting and journal entry data with respect to Legacy Insurance Contracts and Pre-Closing Liabilities shall be provided by Seller to Buyer within 15 days after the end of the period with respect to which a financial statement or regulatory report or filing must be made.
ARTICLE VI — CONDITIONS TO OBLIGATIONS
     6.1 Conditions to Obligations of Buyer. All obligations of Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions:
          (a) Each and every representation and warranty of Seller contained in this Agreement shall be true and accurate in all material respects at the Closing.
          (b) Seller and the Company shall have performed and complied, in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing.
          (c) No action or proceeding shall have been instituted before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement, or the consummation of the transactions contemplated in this Agreement.
          (d) All authorizations, regulatory clearances or other governmental consents or approvals required in connection with the purchase and sale of the Stock and the consummation of the Closing (including, without limitation: (i) the approval by the IDOI and the FOIR of the redomestication of the Company from Illinois to Florida; (ii) the granting by the FOIR of a certificate of authority to the Company to write all lines of insurance the Company is presently writing in any state; and (iii) the approval by the FOIR of the acquisition by the Buyer of the Stock) shall have been duly obtained, made or given and shall be in full force and effect.
          (e) There shall have been no material adverse change in the financial condition or actuarial valuations of the Company since the YTD Statement Date, except for the discharge of liabilities and distribution of capital incident to the Company’s winding up activities and as otherwise contemplated or permitted by this Agreement.

          (f) Buyer shall have received evidence reasonably satisfactory to Buyer confirming the valid existence and good standing of the certificates of authority of the Company necessary to transact insurance in all of the jurisdictions identified on Schedule 3.19.
          (g) The Buyer shall have received all of the documents listed in Section 7.1.
          (h) The Buyer or an affiliate of Buyer shall have successfully raised capital equal to at least Fifty Million Dollars ($50,000,000) pursuant to a public or private offering of debt or equity securities.
          (i) The Buyer shall have completed its ongoing due diligence investigation of the business, assets, operations, properties, financial condition, contingent liabilities, prospects and material agreements of the Company and shall have confirmed, in writing, to the Seller within 30 days of the date of this Agreement that the Buyer is satisfied with the results of such investigation, such satisfaction not to be unreasonably withheld.
     6.2 Conditions to Obligations of Seller. All of the obligations of the Seller hereunder with respect to the Closing are subject to the fulfillment of each of the following conditions:
          (a) Each and every representation and warranty of Buyer contained in this Agreement shall be true in all material respects at the Closing.
          (b) Buyer shall have performed or complied, in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.
          (c) No action or proceeding shall have been instituted before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement, or the consummation of the transactions contemplated in this Agreement.
          (d) All authorizations, regulatory clearances or other governmental consents or approvals required in connection with the purchase and sale of the Stock and the consummation of the Closing (including, without limitation: (i) the approval by the IDOI and the FOIR of the redomestication of the Company from Illinois to Florida; (ii) the granting by the FOIR of a certificate of authority to the Company to write all lines of insurance the Company is presently writing in any state; and (iii) the approval by the FOIR of the acquisition by the Buyer of the Stock) shall have been duly obtained, made or given and shall be in full force and effect.
          (e) The Seller shall have received the Purchase Price and the other deliveries from Buyer set forth in Section 7.2.
     6.3 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer, by giving written notice to the other party, if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that this right of termination shall not be available to a party that has not complied with its obligations under this Agreement;
          (c) by either Seller or Buyer, by giving written notice to the other party, if the other party has committed a material breach of any representation, warranty, covenant or agreement of this Agreement, and such breach has not been cured or waived in writing within ten (10) Business Days of written notice to the other party;
          (d) by Buyer, by giving written notice to Seller, if the Closing shall not have occurred on or before March 30, 2010 by reason of the failure of any condition precedent contained in Section 6.1 (unless the failure results primarily from a breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement); and
          (e) by Seller, by giving written notice to Buyer, if the Closing shall not have occurred on or before March 30, 2010 by reason of the failure of any condition precedent contained in Section 6.1 (h) or Section 6.2 or if the Buyer elects to materially change its capital raising plans or timeline for raising such capital (unless the failure results primarily from a breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement).
          (f) by Buyer, by giving written notice to Seller, if financial statements of the Company are required to be included in any filing with the Securities and Exchange Commission by Patriot Risk Management, Inc. and such financial statements are not available to be included in such filing at such time as may be required by Patriot Risk Management, Inc.
     In the event that Seller terminates this Agreement pursuant to Section 6.3(c), Buyer shall promptly reimburse Seller and the Company for documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby, provided that Buyer’s liability for such costs and expenses under this Section 6.3 shall not exceed $100,000 and that the minimum amount of any such Buyer’s liability shall be $25,000, such amount representing a fair approximation of lost opportunity of Seller to sell Company to another acquiror. In the event that Buyer terminates this Agreement pursuant to Section 6.3(c), Seller shall promptly reimburse Buyer for documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby, provided that Seller’s liability for such costs and expenses under this Section 6.3 shall not exceed $100,000. The reimbursement of Buyer’s or Seller’s costs and expenses in the event of a Section 6.3(c) termination is the sole remedy in such situations.
     6.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.3, this Agreement shall thereafter become void and have no effect, except for the survival of Sections 5.4 (Expenses), 5.8 (with respect to public announcements as described therein), 5.12 (with respect to confidentiality as described therein) and 6.3 (with respect to reimbursement of expenses); provided, however, that nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.
ARTICLE VII — DELIVERIES AT CLOSING
     7.1 Deliveries by Seller at Closing. At the Closing, Seller will deliver to Buyer the following documents:
          (a) Share certificates representing all of the Stock, duly endorsed for transfer to Buyer or with separate stock transfer powers duly endorsed by Seller for transfer of the Stock to Buyer;
          (b) The original certificates of authority of the Company, together with evidence reasonably satisfactory to Buyer confirming, except as disclosed in Schedule 3.19, the valid existence and good standing of all such certificates of authority of the Company to transact insurance as required by Section 6.1(f);
          (c) The corporate seal (if available), the minute book, and the stock records of the Company;
          (d) Resignations of all officers and members of the Board of Directors of the Company, to be effective as of the Closing;
          (e) A copy of the resolution of Seller’s Board of Directors, certified by Seller’s Secretary or Assistant Secretary as having being duly adopted and being in full force and effect, authorizing Seller’s execution and performance of this Agreement;
          (f) A certificate dated as of the Closing Date, signed by an officer of the Seller, certifying as to the fulfillment of the conditions set forth in Sections 6.1(a) and 6.1(b).
          (g) An opinion of counsel to Seller, in a form reasonably acceptable to Buyer, addressing the opinions set forth in Schedule 7.1 attached hereto.
     7.2 Deliveries by Buyer at Closing. At the Closing, Buyer will deliver to Seller:
          (a) A wire transfer, pursuant to Seller’s instructions provided to Buyer in advance of the Closing, in the amount of the Purchase Price required by Section 2.2 hereof;
          (b) A copy of a resolution of Buyer’s Board of Directors, certified by Buyer’s Secretary as having been duly adopted and being in full force and effect, authorizing Buyer’s execution and performance of this Agreement; and
          (c) A certificate dated as of the Closing Date, signed by an officer of the Buyer, certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b).

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     All representations and warranties made by Seller in Article III and Buyer in Article IV of this Agreement shall survive the Closing Date indefinitely. The covenants and agreements of the parties to be performed prior to the Closing Date shall not survive the Closing, and neither party may bring a claim for breach of any such covenants or agreements after the Closing. The other covenants and agreements of the parties contained herein shall survive the Closing and shall expire, if at all, in accordance with their respective terms.
ARTICLE IX
INDEMNIFICATION AND OTHER REMEDIES
     9.1 Seller’s Obligation to Indemnify. Subject to the limitations set forth in this Article IX, Seller agrees to indemnify, defend and hold harmless Buyer and the Company (with respect to the Company, after the Closing only) and their respective directors, officers, employees, Affiliates and assigns (the “Buyer Indemnified Parties,” and individually a “Buyer Indemnified Party”) from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses, penalties (including any penalty or sanction by any regulatory body) and reasonable outside attorneys’ fees and disbursements (collectively, “Losses,” and individually a “Loss”), asserted against, imposed upon or incurred by Buyer by reason of or arising out of or in connection with (i) any misrepresentation, breach of or failure to perform any representation, warranty, covenant or agreement of Seller in this Agreement; (ii) Seller’s ownership or operation of the Company prior to the Closing to the extent that such liability was not disclosed in the documents and schedules referenced in Article III, or was not fully reflected and accrued for in the YTD Financial Statements; and (iii) costs, fees and other expenses of Seller as set forth in Section 5.4 hereof.
     9.2 Buyer’s Obligation to Indemnify. Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates and assigns (the “Seller Indemnified Parties,” and individually a “Seller Indemnified Party”) from and against all Losses, asserted against, imposed upon or incurred by any Seller Indemnified Party by reason of or arising out of or in connection with (i) any misrepresentation, breach of or failure to perform any representation, warranty, covenant or agreement of Buyer in this Agreement, (ii) Buyer’s ownership or operation of the Company following the Closing, and (iii) costs, fees and other expenses of Buyer as set forth in Section 5.4 hereof.
     9.3 Limits on Indemnification. Neither the Seller nor the Buyer shall have any obligation to indemnify an Indemnified Party with respect to any Losses under this Article IX until the aggregate amount of all Losses that such Indemnified Party has suffered, sustained, incurred or paid or is required to pay exceeds $75,000 (the “Basket”), at which point the indemnifying party shall be obligated to indemnify the Indemnified Party from and against all such Losses. With respect to any indemnifiable Losses that are also compensable under an insurance or reinsurance contract that provides protection to the indemnified party, the indemnified party shall first pursue the Losses and/or allow the indemnifying party to do so on the indemnified party’s behalf, any such recovery from such insurance or reinsurance contract being offset against any Losses of the indemnified party.

     9.4 Notice of Asserted Liability. Promptly after receipt by an Indemnified Party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Indemnified Party shall give notice thereof (the “Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall provide a good-faith, non-binding estimate of the Loss that has been or may be suffered by such Indemnified Party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.
     9.5 Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel (which counsel shall be reasonably acceptable to the Indemnified Party), any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless (i) any monetary payment required by the terms of such compromise or settlement will be fully discharged, directly or by reason of indemnity hereunder, by the indemnifying party, and (ii) such compromise or settlement involves no other obligations binding upon the Indemnified Party. If the indemnifying party elects to compromise or defend such Asserted Liability, it shall, within 30 days from receipt of the Claims Notice, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the indemnifying party to the extent such expenses are subject to indemnification hereunder, in the compromise of, or defense against, such Asserted Liability. The Indemnified Party may not settle or compromise any Asserted Liability without the indemnifying party’s consent, which will not be unreasonably withheld or delayed.
     9.6 Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any indemnifying party that does not involve an Asserted Liability, the Indemnified Party shall promptly deliver notice of such claim to the indemnifying party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the indemnifying party shall not be deemed a waiver of the Indemnified Party’s right to indemnification with respect to any claim made pursuant to this Section 9.6.
     9.7 Payment. Any payment pursuant to this Article IX shall be made not later than 30 days after the indemnifying party’s liability for the Loss is deemed final by mutual written agreement of the Buyer and the Seller or by order of an arbitrator or court of competent jurisdiction that is not subject to appeal, reconsideration or review.
     9.8 Exclusive Remedy. The parties hereto expressly acknowledge that, absent fraud or intentional misrepresentation, (a) the provisions of this Article IX shall be the sole and exclusive remedy for monetary damages caused as a result of breaches of the covenants, agreements, warranties and representations contained in this Agreement, and (b) no indemnifying party shall be liable or otherwise responsible to any Indemnified Party or other Person for special, consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof. Nothing in this Section 9.8 shall be construed as limiting the availability of any remedies at law or equity to which a party may be entitled as a result of fraud or intentional misrepresentation by the other party or its Affiliates.
     9.9 Time Limits for Claims. The obligation of Seller to indemnify, defend and hold harmless Buyer Indemnified Parties and for Buyer to indemnify, defend and hold harmless Sellers Indemnified Parties shall terminate at 5:00 p.m. (Central time) on the third anniversary of the Closing Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim in accordance with this Agreement.
ARTICLE X — MISCELLANEOUS
     10.1 Notices. Any notices hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by the first Business Day after being sent by overnight courier (such as Federal Express), or on the third Business Day after being deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, or upon the sender receiving confirmation of receipt if sent by electronic facsimile transmission, addressed or sent, as follows:
IF TO SELLER:
Argonaut Insurance Company
225 W. Washington, 6th Floor
Chicago, IL 60606
Attn: Daniel Cotter
Facsimile: (312) 223-0566
With a copy to:
Argo Group US, Inc.
10101 Reunion Place, 5th Floor
San Antonio, TX 78216
Attn: Barbara Sutherland
          General Counsel
Facsimile: (210) 321-8427
IF TO BUYER:
Patriot Risk Management, Inc.
401 East Los Olas Blvd., Suite 1540
Ft. Lauderdale, FL 33301
Attn: Theodore G. Bryant
Facsimile: (954) 779-3556

or to such other person, or at such other address or facsimile phone number as a party may from time to time specify by notice in writing to the other party, given in the manner provided in this Section.
     10.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
     10.3 Assignment. Neither Seller nor Buyer may assign this Agreement or any responsibilities or obligations hereunder without the express prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.
     10.4 Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, sets forth the entire understanding of the parties and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. Each party hereto acknowledges and agrees that no representations, warranties, promises or inducements have been made to such party, except as expressly set forth herein, and that such party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement. This Agreement may be modified only by instruments signed by both of the parties hereto.
     10.5 Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.6 Third Parties. Nothing in this Agreement is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties hereto and their respective successors and assigns.
     10.7 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Florida without reference to the choice of law principles thereof. Except as provided in Section 10.8, the parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue in the courts of the State of Florida located in Broward County, Florida and of any federal court located therein in connection with any permitted action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or a breach of this Agreement or any such document or instrument.
     10.8 Arbitration. In the event of any controversy or claim between the parties hereto arising out of or relating to this Agreement, then such controversy or claim shall be submitted to binding arbitration under the American Arbitration Association (the “AAA Rules”). Arbitration shall begin upon the filing by one of the parties of a written demand for arbitration. Such demand shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Such demand shall be served upon the other party pursuant to the notice provisions of Section 10.1 hereof. Arbitration shall proceed under the AAA Rules, except as follows:

          (a) One neutral arbitrator shall be selected upon the mutual consent of the parties to the arbitration, and such arbitrator shall be an active or retired, disinterested executive officer with ten (10) years or more experience as an officer of an insurance or reinsurance company. In the event the parties cannot agree on an arbitrator, each party shall appoint an individual and those two individuals shall select the arbitrator. In the event one party demands arbitration and the responding party does not respond within twenty (20) days of the written demand, the claimant shall select the arbitrator.
          (b) The site for the arbitration hearing shall be Chicago, Illinois.
          (c) Except as otherwise specified herein, there shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrator who shall authorize such discovery as it is shown to be necessary to insure a fair hearing.
          (d) The decision of the arbitrator shall be final and binding on both parties and shall be submitted in writing within thirty (30) days after the conclusion of the arbitration hearing. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (e) The costs of the arbitration proceeding, including the fees of the arbitrator and the administrative fees of arbitration, shall be borne equally by the parties unless the arbitrator orders otherwise. The arbitrator, in its discretion, may also allocate an award of other reasonable out-of-pocket costs of the parties, including reasonable attorneys’ fees, as it deems fair and equitable under the circumstances.
     10.9 Interpretation. The parties are equally responsible for the content of this Agreement. In any claim or dispute which involves the interpretation of an alleged ambiguity, the language herein shall not be more strictly construed against one party (as the drafter) than the other.
Signatures on following page

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

PATRIOT NATIONAL INSURANCE GROUP, INC.

By:	/s/ Steven M. Mariano

Name:	Steven M. Mariano

Title:	President & Chief Executive Officer

SELLER:

ARGONAUT INSURANCE COMPANY

By:	/s/ Michael E. Arledge

Name:	Michael E. Arledge

Title:	President